Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP REPORTS
SECOND QUARTER 2009 RESULTS
NEW ALBANY, OHIO, August 4, 2009 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $103.5 million for the second quarter ended June 30, 2009, compared to revenues of $209.2 million for the second quarter of 2008. Net loss was ($22.5) million for the quarter, or ($1.04) per diluted share, compared to net income of $3.1 million, or $0.14 per diluted share, in the prior-year quarter. Fully diluted shares outstanding for the quarter and prior-year period were 21.7 million. Included in the Company’s results for the second quarter is a non-cash expense of approximately $10.4 million related to the impairment of certain tangible and intangible assets.
“Market conditions for the second quarter of this year remained weak as our revenues were reduced by approximately 51 percent from the same period last year; however, the detrimental impact to our bottom line continues to be minimized by the significant savings programs we have implemented over the past six to nine months,” said Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group. “The sizable impact of our global cost initiatives is outlined best when comparing this second quarter to the first quarter of this year as our revenues dropped by an additional $5.0 million yet operating profit improved by approximately $6.6 million, when excluding the non-cash asset impairments. With this kind of cost structure change in place, we are very excited about the potential when our markets return,” added Mr. Dunn.
Revenues for the quarter compared to the prior-year period decreased by approximately $105.7 million, or 50.5%, due primarily to the global economic decline impacting the Company’s North American, European and Asian end markets.
Net debt (calculated as total debt less cash and cash equivalents) was $147.3 million at June 30, 2009, when compared to $157.6 million at December 31, 2008.
“Our focus remains on cash generation as evidenced by our dramatic reduction in inventory levels and capital spending as well as our profit improvement over the first three months of this year. These efforts combined with our recent bond exchange and senior credit facility amendment puts us in a better position towards market recovery,” said Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group.
The Company is not providing revenue or earnings estimates at this time.
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A conference call to review second quarter results is scheduled for Wednesday, August 5, 2009, at 10:00 a.m. ET. To participate, dial (888) 713-4217 using access code 37957012. You can pre-register for the conference call and receive your pin number at:
https://www.theconferencingservice.com/prereg/key.process?key=PJK8KFQWE
This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will also be archived for a period of one year.
A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 83819775.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company estimates for future periods with respect to cost savings initiatives, financial information and market conditions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (vii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; and (viii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2008 and under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES	$103,503	$209,240	$212,033	$406,244
COST OF REVENUES	104,592	185,832	216,371	362,071

Gross (Loss) Profit	(1,089)	23,408	(4,338)	44,173
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,366	16,760	23,709	31,778
AMORTIZATION EXPENSE	97	341	194	686
GAIN ON SALE OF LONG LIVED ASSET	—	—	—	(6,075)
INTANGIBLE ASSET IMPAIRMENT	7,000	—	7,000	—
LONG-LIVED ASSET IMPAIRMENT	3,445	—	3,445	—
RESTRUCTURING COSTS	235	—	1,947	—

Operating (Loss) Income	(22,232)	6,307	(40,633)	17,784
OTHER (INCOME) EXPENSE	(3,505)	(3,786)	(8,397)	5,912
INTEREST EXPENSE	3,666	3,792	7,310	7,699
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	795	—

(Loss) Income Before Provision for Income Taxes	(22,393)	6,301	(40,341)	4,173
PROVISION FOR INCOME TAXES	120	3,218	1,576	618

Net (Loss) Income	$(22,513)	$3,083	$(41,917)	$3,555

(LOSS) EARNINGS PER COMMON SHARE:
Basic	$(1.04)	$0.14	$(1.93)	$0.17

Diluted	$(1.04)	$0.14	$(1.93)	$0.16

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	21,747	21,537	21,747	21,537

Diluted	21,747	21,711	21,747	21,676

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	June 30,	December 31,
	2009	2008
	(unaudited)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,109	$7,310
Accounts receivable, net	67,573	100,898
Inventories, net	60,971	90,782
Prepaid expenses	12,871	20,428

Total current assets	147,524	219,418

PROPERTY, PLANT AND EQUIPMENT, net	81,408	90,392
INTANGIBLE ASSETS, net	27,416	34,610
OTHER ASSETS, net	13,080	10,341

TOTAL ASSETS	$269,428	$354,761

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$3,404	$81
Accounts payable	47,380	73,451
Accrued liabilities, other	36,869	43,417

Total current liabilities	87,653	116,949

LONG-TERM DEBT, net of current maturities	150,008	164,814
PENSION AND OTHER POST-RETIREMENT BENEFITS	20,345	19,885
OTHER LONG-TERM LIABILITIES	5,673	9,171

Total liabilities	263,679	310,819

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ INVESTMENT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 21,746,681 and 21,746,415 shares issued and outstanding	217	217
Treasury stock purchased from employees; 46,474 shares	(455)	(455)
Additional paid-in capital	182,306	180,848
Retained loss	(160,228)	(118,311)
Accumulated other comprehensive loss	(16,091)	(18,357)

Total stockholders’ investment	5,749	43,942

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$269,428	$354,761

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